Arrow Financial Corporation

SHORT TERM INCENTIVE PLAN

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PLAN OBJECTIVES:

The Short Term Incentive Plan (“STIP”) is designed to incentivize certain key employees of the Company to improve the Company’s overall performance and success by providing them with an opportunity to receive an annual cash bonus award upon the achievement of annual corporate and individual goals and Company profitability. The objectives of the Plan are to:

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facilitate the achievement of the Company’s growth and earnings while continuing the Company’s commitment to exemplary community service

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improve the competitive position of the Company

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focus and facilitate  the annual operating planning process

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recognize, motivate and reward the performance of Senior Officers contributing to the Company's growth and success.

This Plan document summarizes the STIP and includes guidelines for the determination and distribution of Awards hereunder.

DEFINITIONS

Various terms used in this Plan are defined as follows:

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Award:  A cash payment due hereunder in accordance with the terms and conditions of this Plan.

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Company:   Arrow Financial Corporation and its subsidiaries.

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Base Salary:   The annualized regular cash compensation of an employee at the beginning of a Plan Year excluding any bonuses, contributions by the Company to employee benefit programs, or other compensation not designated as salary.

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Board of Directors:   The Board of Directors of Arrow Financial Corporation.

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Chief Executive Officer:   The Chief Executive Officer of Arrow Financial Corporation.

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Committee:   The Compensation Committee of the Board of Directors, or other committee duly authorized by the Board of Directors to administer this Plan.

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Key Employees:   The officer positions listed in Appendix A attached hereto and incorporated herein, from which Plan Participants will be selected.

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Net Operating Earnings (NOE):  The net operating earnings of the Company as calculated by the Company from time to time.

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Plan Participant: A Key Employee designated by the Committee from time to as a current participant in this Plan.

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Plan:    Arrow Financial Corporation Short Term Incentive Plan (STIP).

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Plan Year:   The Company's fiscal year.

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STIP:   Arrow Financial Corporation Short Term Incentive Plan.

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Strategic Plan:   The annual Strategic Plan established by the Company and approved by the Board of Directors which includes a NOE target as a primary financial objective of the Company for each Plan Year.

PARTICIPATION

Full-time Officers of the Company or one of its subsidiaries who qualify as a Key Employee are eligible to participate in the Plan.  A Plan Participant in any particular Plan Year is a Key Employee who is selected to participate in the Plan for such year upon the recommendation of the Chief Executive Officer and approval of the Committee.   The categories of Key Employees who may be designated for participation in each Plan Year are listed in Appendix A.

PERFORMANCE-BASED COMPENSATION

Awards provided under this Plan will be based upon the achievement of one or more corporate, subsidiary and/or individual performance goals as determined by the Committee. Specifically, performance will be based on:

Corporate Results – the Company’s actual financial performance measured against the NOE financial objectives of the Company for the Plan Year derived from the Strategic Plan and/or other corporate financial measures determined by the Committee.

Subsidiary Results - the actual performance of  a subsidiary of the Company or a group, division or department thereof  measured against the financial and other non-financial objectives set for such subsidiary, or group, division or department thereof, for the Plan Year.

Individual Performance – the performance of a Plan Participant during a Plan Year as measured against individual performance goals and overall contributions determined primarily through an end-of-year evaluation and recommendation by the Chief Executive Officer; provided, however that the Committee shall evaluate the performance of and make determinations with respect to Awards in favor of the Chief Executive Officer.

- Performance Weighting

The contribution of a Plan Participant to the achievement of corporate goals varies from position to position and by Plan Year. Moreover, each Plan Participant bears a unique responsibility for the achievement of corporate, subsidiary (or group/division/department thereof) and individual performance goals.

For these reasons, corporate, subsidiary, and individual performance will each have a unique impact on the calculation of Awards for each Plan Participant based on the achievement of performance goals and the weighting of those goals.  However, Plan Participants may not receive an Award if corporate performance falls below the threshold level, even if subsidiary and individual performance goals are achieved.

- The Strategic Plan

The Company prepares and the Board approves an annual Strategic Plan which includes a number of financial performance goals, including NOE targets for the Plan Year.

Under the Plan, achievement of NOE targets is deemed representative of Company growth and performance.  Each Plan Year the Committee will determine a set of NOE performance goals that includes a satisfactory level of achievement, an expected level of achievement, and a superior level of achievement.  If the Company’s actual performance falls within the NOE range (i.e., between a satisfactory level and up to a superior level) an award to Plan Participants may be appropriate based upon the achievement of other applicable goals and the weighting of those goals.   Standards for superior or satisfactory results will be determined by the Committee each year and may vary year-to-year. Actual results will be compared to this target range at the end of the Plan Year to determine whether performance has been of an superior or satisfactory level, or whether it falls somewhere in between. Corporate performance will be measured separately against the applicable Corporate NOE goal. Individual performance will be subject to a discretionary evaluation.

- Award Opportunity

Individual target Awards under the Plan shall be based upon a percentage of the Plan Participant's base salary that may be earned upon achievement of the applicable corporate, subsidiary, and individual performance goals at a mid-range performance level, that is, mid-way between satisfactory and superior levels. The target Award when added to Base Salary is designed to provide a competitive level of compensation for the position.

A range of actual Awards, based upon the target Awards, will be available for payment for performance that is satisfactory or is superior (or falls within these ranges), as determined by the Committee:

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the Maximum Award- payable for superior performance, will equal 150% of the target Award

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the Minimum Award - payable for satisfactory performance, will equal 50% of the target Award.

The Maximum Award, when combined with base salary, is designed to provide a premium level of compensation; the Minimum Award combined with base salary is designed to provide a less than average level of compensation.

If actual results fall between superior and satisfactory levels, an Award in an intermediate amount will be calculated using interpolation as determined by the Committee. This Award will be greater or less than the expected target Award in the same proportion that overall performance exceeds or falls short of the target Award. Performance below the satisfactory level will not receive an Award.

ILLUSTRATION OF AWARD DETERMINATION

An example of the calculation that would be involved in determining Award amounts is shown in Appendix B.

PAYMENT OF AWARDS

All Awards under this Plan shall be payable in cash as soon as practicable after the end of the Plan Year, but not later than the 15th day of the third month following the end of the fiscal year of the Company.  At the election of the Plan Participant, an Award may be deferred in whole or in part, under the Senior Officer Deferred Compensation Plan in accordance with the terms of such plan.

To be eligible for payment of an Award under this Plan, a Plan Participant must be in the active full-time employment of the Company at the close of the Plan Year and at the time the actual Award payments are made, except under the circumstances described below. If the active full-time employment of a Plan Participant with the Company is terminated by death, disability, retirement, or if the Plan Participant is on an approved leave of absence on the last day of the Plan Year or on the date of the payment of an Award, the Committee may in its sole discretion approve an Award to such Plan Participant, based on the proportion of the Plan Year that he or she was in active service with the Company. In the event of the death of a Plan Participant, any such approved Award shall be payable to the beneficiary of the Plan Participant designated by the Plan Participant under the Company's group life insurance program or, in the absence of a valid designation, the Plan Participant's estate.

Termination of Employment by a Plan Participant for any other cause prior to the date of Award payment shall disqualify such Plan Participant from the payment of any Award which may have been determined and/or approved previously by the Committee.

Any Plan Participant may have his or her Award under the Plan reduced proportionately on the basis of the number of months actually served in his or her position during the Plan Year, if less than a full Plan Year, as determined by the Committee.

The Committee has sole discretion to approve each Award made hereunder to each Plan Participant.

ADMINISTRATION AND CONTROL

The Plan shall be administered by the Board of Directors through the Committee with certain duties and responsibilities shared with the Chief Executive Officer.

- The Committee

The Committee shall, subject to the provisions of this Plan, determine the Key Employees who shall constitute a Plan Participant in each Plan Year, expected Award opportunities and performance weightings; determine expected, satisfactory and superior financial goals, including a range of NOEs for each Plan Year based on the Company’s Board of Director’s approved Strategic Plan; and review of financial results after the Plan Year to determine where actual results fall in this scale; determine the individual Award for the Chief Executive Officer; review and approve individual Awards to other Plan Participants based on the recommendation of the Chief Executive Officer; determine procedures as may be required to administer the Plan in the interest of the Board of Directors, the Company and the Plan Participants; and recommend to the Board of Directors any modifications or amendments to the Plan.

- The Chief Executive Officer

The Chief Executive Officer shall, subject to the provisions of this Plan, recommend to the Committee those Key Employees eligible to participate in this Plan as  Plan Participant, their expected Award opportunities and performance weights; review and advise on  all individual Awards to  Plan Participants other than himself; participate with the Committee in reaching all such Award determinations for final approval; direct the prompt payment of all approved Awards; and recommend to the Board a funding formula (e.g., 10 percent of after-tax income (before securities transactions) after deducting 7 percent of beginning shareholders' equity) to be used for the coming year.

- The Board of Directors

The Committee with the approval of the Board of Directors retains the authority to amend, modify, suspend or discontinue this Plan at any time. However, no such discontinuation, suspension or amendment shall adversely affect the right of any Plan Participant with respect to an Award made prior to such action.

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Arrow Financial Corporation

SHORT TERM INCENTIVE PLAN

APPENDIX A

KEY EMPLOYEES*

(List of Eligible Officers)

Arrow Financial Corporation Executive Officers

Subsidiary Bank Presidents

Other Selected Company and Bank Officers

*The Committee Determines and Can Expand or Reduce the Number of Plan Participants Each Plan Year based on the Recommendation of the Chief Executive Officer.

APPENDIX B

AWARD POOL CALCULATION: (FOR ILLUSTRATIVE PURPOSES ONLY)

Prior Year Ending Equity

$70,000

(1)

7% Reserved For Shareholders

  x .07

SUB-TOTAL

$4,900M

Current Year's N.O.E., A.T.

-10,000

TOTAL ADJ. N.O.E.

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$  5,100

(1)

MAX. AWARD FUND IN ANY YEAR

IS 10% x $5,100M

$510M

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APPENDIX B (Cont.)

SAMPLE AWARD WORKSHEET

I. Corporate Goal – NOE	$
II. Award Pool
Equity 12/31 Est.	$
7% to Shareholders	$
NOE Goal	$
Available NOE	$
10% Max. Pool	$

III. Participants	Base Salary (as of January 1 of Plan Year)	Award Potential ( % of Base Salary)*	Award Amount* (at 100% of Goal)	Goals – Basis for Award
				Corp.	Indiv.
CEO		50%		100%	-
Executive/Senior Officer #2		20%		25%	75%
Executive/Senior Officer #3		20%		25%	75%
Executive/Senior Officer #4		20%		25%	75%
Executive/Senior Officer #5		18%		25%	75%
Executive/Senior Officer #6		12%		25%	75%
Executive/Senior Officer #7		12%		25%	75%
Executive/Senior Officer #8		12%		25%	75%
Executive/Senior Officer #9		12%		25%	75%
Executive/Senior Officer #10		12%		25%	75%
Executive/Senior Officer #11		12%		25%	75%
Executive/Senior Officer #12		10%		25%	75%
Executive/Senior Officer #13		10%		25%	75%
Executive/Senior Officer #14		10%		25%	75%
Executive/Senior Officer #15		10%		25%	75%
Executive/Senior Officer #16		10%		25%	75%
TOTAL

CEO TARGETS
	TARGET		Expected Level (Midpoint of Satisfactory and Superior)	Actual Level	9/30 Peer	Weight
1	NOE**	$				60%
2	ROE	%				10%
3	Efficiency Ratio	%				10%
4	Non-Performing Loans	%				10%
5	Net Charge-offs	%				10%
	** Satisfactory – ($ ); Superior – ($ ). If the Company earns less than ($ ), Award will be 0%

* Based on attaining 100% of the Company goal.  Attainment of less than 90% of the Company goal will result in no Awards being paid.  Attainment of 90% of the Company goal will result in payment of 50% of the Award Potential, with an additional 5% of the Award Potential paid for each 1% increase in Company goal above 90%.  Attainment of 110% or more of the Company goal will result in payment of 150% if the Award Potential.  All of the above defined payments may be reduced based on the attainment of Individual goals, and in the case of the CEO, additional Company performance goals as shown above.  Payment of Awards, if any, equal to or greater than the payments described above, is at the final discretion of the Compensation Committee.